UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

January 10, 2014

Rosetta Stone Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34283	043837082
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

1919 North Lynn St., 7th Fl., Arlington, Virginia 22209

(Address of principal executive offices, including zip code)

800-788-0822

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)   In conjunction with the reduction in Asian-based operations described under Item 8.01 below, Rosetta Stone Inc. (“Rosetta Stone” or the “Company”) announced on January 10, 2014 that Pragnesh Shah, President of Global Consumer, will be leaving the Company by March 31, 2014.

Item 8.01  Other Events.

On January 10, 2014, Rosetta Stone issued a press release to announce the restructuring of its Asian operations.  During the first quarter of 2014, the Company will close its office in Japan and streamline its operations in South Korea. As a result of these restructuring efforts, Rosetta Stone will reduce its work force by approximately 66 employees.  The Company will maintain its web-based presence in both countries and focus its efforts in South Korea more directly on further scaling the Proctor Assisted Learning (“PAL”) channel.  The Company expects to incur a charge in the first quarter for the actions in Asia of $3.5 million to $4.0 million, predominantly for severance expenses, lease termination costs and inventory writedowns.

The Company also announced in the press release an effort to reduce general and administrative expenses through a planned space consolidation, primarily at its Arlington, Virginia headquarters location, resulting in a charge of $2.5 million to $3.5 million in the first quarter of 2014.

A copy of the Company’s press release, dated January 10, 2014, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated January 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2014

	By:	/s/ Michael C. Wu
		Name:	Michael C. Wu
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 10, 2014.